Exhibit 99.(a)(1)(E)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below), and the provisions herein are subject in their entirety to the provisions of the Offer (as defined below). The Offer is made solely by the Offer to Purchase, dated November 1, 2013, and the related Letter of Transmittal and any amendments or supplements thereto, and is being made to all holders of Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, “blue sky” or other laws of such jurisdiction. Purchaser (as defined below) may, in its discretion, take such action as it deems necessary to make the Offer to holders of Shares in each such jurisdiction in compliance with such applicable laws. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

NOTICE OF OFFER TO PURCHASE FOR CASH

All Outstanding Shares of Common Stock

of

TELLABS, INC.,

a Delaware corporation,

at

$2.45 Net Per Share in Cash
Pursuant to the Offer to Purchase dated November 1, 2013

by

BLACKHAWK MERGER SUB INC.,

a wholly owned subsidiary of

BLACKHAWK HOLDING VEHICLE LLC

and an affiliate of

MARLIN EQUITY PARTNERS

Blackhawk Merger Sub Inc., a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of Blackhawk Holding Vehicle LLC, a Delaware limited liability company (“Parent”), is making an offer to purchase for cash all of the outstanding shares (the “Shares”) of common stock, par value $0.01 per Share, of Tellabs, Inc., a Delaware corporation (the “Company”), at a price of $2.45 per Share, net to the seller in cash, without interest thereon and less any applicable withholding taxes (the “Offer Price”), upon the terms and subject to the conditions set forth in the Offer to Purchase, dated November 1, 2013 (the “Offer to Purchase”), and in the related Letter of Transmittal (the “Letter of Transmittal” and, together with the Offer to Purchase and any other related materials, each as it may be amended or supplemented from time to time, the “Offer”). Parent and Purchaser are affiliates of Marlin Equity III, L.P., Marlin Equity IV, L.P. and Marlin Management Company, LLC (d/b/a Marlin Equity Partners).

Stockholders of record who tender directly to Computershare Trust Company, N.A. (the “Depositary”) will not be obligated to pay brokerage fees, commissions or, except as otherwise provided in the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. Stockholders who hold their Shares in street name through a broker, bank or other nominee should consult such institution as to whether it charges any service fees or commissions.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON DECEMBER 2, 2013, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of October 18, 2013, by and among Purchaser, Parent and the Company (as it may be amended from time to time, the “Merger Agreement”). The Merger Agreement provides, among other things, that immediately following the Offer Closing (as defined below) and subject to the satisfaction or waiver of certain conditions, Purchaser will be merged with and into the Company (the “Merger”), with the Company continuing after the Merger as the surviving corporation and a wholly owned subsidiary of Parent. The closing of the Merger is referred to as the “Merger Closing.” The time of acceptance for payment of Shares pursuant to and subject to the conditions of the Offer, which shall occur immediately following the expiration of the Offer (which is expected to occur at 11:59 p.m., New York City time, on December 2, 2013 (the “Expiration Time,” unless Purchaser shall have extended the period during which the Offer is open in accordance with the Merger Agreement, in which event “Expiration Time” shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire)), is referred to as the “Acceptance Time” and the time at which sufficient funds for the payment of Shares pursuant to and subject to the conditions of the Offer and the

Merger Agreement are deposited with the Depositary is referred to as the “Offer Closing.” Because the Merger will be governed by Section 251(h) of the General Corporation Law of the State of Delaware (“DGCL”), no stockholder vote will be required to consummate the Merger. In the Merger, each Share issued and outstanding immediately prior to the effective time of the Merger (other than (i) Shares held in the treasury of the Company or owned of record by any of its wholly owned subsidiaries and all Shares owned of record by Parent or any of its wholly owned subsidiaries (including Purchaser) and (ii) Shares owned by stockholders who validly exercise appraisal rights under Delaware law with respect to such Shares) will be automatically converted into the right to receive the Offer Price. As a result of the Merger, the Company will cease to be a publicly traded company and will become wholly owned by Parent. The Merger Agreement is more fully described in the Offer to Purchase. Under no circumstances will interest be paid on the purchase price for Shares, regardless of any extension of the Offer or any delay in making payment for Shares.

The Offer is not subject to any financing condition. The Offer is conditioned upon, among other things, (a) the absence of the termination of the Merger Agreement in accordance with its terms and (b) the satisfaction of (i) the Minimum Tender Condition and (ii) the governmental authority condition (each of (i) and (ii), as described below). The Minimum Tender Condition requires that the number of Shares validly tendered and not validly withdrawn on or prior to the Expiration Time which, together with any Shares then owned directly or indirectly by Parent and its wholly owned subsidiaries, shall equal at least a majority of the Adjusted Outstanding Share Number (as defined in the Offer to Purchase) as of the Expiration Time. The governmental authority condition requires that no governmental authority shall have issued, enacted, entered, promulgated or enforced any law, order, injunction or decree that is in effect and renders the making of the Offer or the consummation of the Offer or the Merger illegal or prohibits, enjoins or otherwise prevents the Merger; provided, however, that the governmental authority condition is not available to Parent and Purchaser (i) if the condition is not satisfied as a result of Parent’s or Purchaser’s failure to fulfill its obligations under the Merger Agreement to take appropriate actions and make consents and filings as specified in the Merger Agreement and (ii) in connection with or as a result of any law, order, injunction or decree issued by any non-U.S. governmental authority pursuant to or under any competition, antitrust, merger control or investment laws. The Offer was also subject to the condition (the “Antitrust Condition”) that all applicable waiting periods (or any extensions thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), relating to the purchase of Shares pursuant to the Offer or consummation of the Merger shall have expired or been terminated. On October 29, 2013, the Antitrust Condition was satisfied. The Offer also is subject to other conditions as described in the Offer to Purchase.

THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT YOU TENDER YOUR SHARES IN THE OFFER.

After careful consideration, the Company’s board of directors has unanimously (i) adopted and declared advisable the Merger Agreement and the Merger and the consummation by the Company of the transactions contemplated thereby, including the Offer and the Merger, each on the terms and subject to the conditions set forth in the Merger Agreement; (ii) authorized and approved the execution, delivery and performance of the Merger Agreement and the consummation by the Company of the transactions contemplated thereby, including the Offer and the Merger; (iii) determined that, on the terms and subject to the conditions set forth in the Merger Agreement, the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are in the best interests of the Company and its stockholders; and (iv) recommended that, subject to the terms and conditions of the Merger Agreement, the stockholders of the Company accept the Offer and tender their Shares pursuant to the Offer.

Purchaser has agreed in the Merger Agreement that, subject to Purchaser’s rights to terminate the Merger Agreement in accordance with its terms:

•                  if, at the initial Expiration Time or any later then-scheduled Expiration Time, any condition to the Offer (other than the Minimum Tender Condition) has not been satisfied or waived, Purchaser must extend the Offer, on one or more occasions, in consecutive increments of up to five business days (or such longer period as the parties may agree) until the condition has been satisfied or waived; and

•                  if, at the initial Expiration Time or any later then-scheduled Expiration Time, all conditions to the Offer (other than the Minimum Tender Condition) have been satisfied or waived and the Minimum Tender Condition has not been satisfied, Purchaser may, and if requested by the Company must, extend the Offer in increments of five business days; provided, however, that the maximum number of days that the Offer may be extended pursuant to this sentence is 20 business days unless requested or approved by the Company;

provided, however, that Purchaser shall not be required to extend the Offer beyond December 20, 2013.

Subject to the applicable rules and regulations of the Securities and Exchange Commission (the “SEC”), Purchaser expressly reserves the right to waive, in whole or in part, any condition to the Offer or modify the terms of the Offer; provided, however, that, without the consent of the Company, Purchaser cannot (i) reduce the number of Shares subject to the Offer, (ii) reduce the Offer Price, (iii) amend, modify or waive the Minimum Tender Condition, (iv) add to the conditions to the Offer or amend, modify or supplement any condition to the Offer in any manner adverse to any holder of Shares, (v) except as expressly provided in the Merger Agreement, terminate, extend or otherwise amend or modify the expiration date of the Offer, (vi) change the form of consideration payable in the Offer, (vii) otherwise amend, modify or supplement any of the terms of the Offer in any manner adverse to any holder of Shares or (viii) provide any subsequent offering period. Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by public announcement thereof. Without limiting the manner in which Purchaser may choose to make any public announcement, it currently intends to make announcements regarding the Offer by issuing a press release and making any appropriate filing with the SEC.

On the terms of and subject to the conditions to the Offer, immediately after the Expiration Time, Purchaser will accept for payment and, as soon as practicable on the business day that immediately follows the date on which the Offer expired and following such acceptance, pay for all Shares validly tendered to Purchaser in the Offer and not validly withdrawn on or prior to the Expiration Time. For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn, if and when Purchaser gives oral or written notice to the Depositary of its acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the aggregate Offer Price for such Shares with the Depositary for the benefit of the tendering stockholders. Computershare Inc. (the “Paying Agent”) will act as paying agent for tendering stockholders for the purpose of receiving payments and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to its rights under the Offer and the Merger Agreement, the Depositary may retain tendered Shares on its behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in the Offer to Purchase and as otherwise required by Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Under no circumstances will Purchaser pay interest on the purchase price for Shares by reason of any extension of the Offer or any delay in making such payment for Shares.

In all cases, Purchaser will pay for Shares validly tendered and accepted for payment pursuant to the Offer only after timely receipt by the Depositary of (i)(a) the certificates evidencing such Shares (the “Share Certificates”) or (b) confirmation of a book-entry transfer of such Shares (a “Book-Entry Confirmation”) into the Depositary’s account at The Depository Trust Company (“DTC”) pursuant to the procedures set forth in the Offer to Purchase; (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal; and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when Share Certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. There is no procedure for guaranteed delivery in the Offer.

Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Time. For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as described in the Offer to Purchase), unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at DTC to be credited with the withdrawn Shares. Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by again following one of the procedures described in the Offer to Purchase at any time prior to the Expiration Time.

Purchaser will determine all questions as to the form and validity (including time of receipt) of any tender and any notice of withdrawal, subject to the final and non-appealable determination of a court of competent jurisdiction. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. None of Purchaser, the Depositary, the Paying Agent, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any tender and any notice of withdrawal or incur any liability for failure to give any such notification.

The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

The Company has provided Purchaser with the Company’s stockholder list and security position listings for the purpose of disseminating the Offer to Purchase, the related Letter of Transmittal and other related materials to holders of Shares. The Offer to Purchase and related Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company’s stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

The exchange of Shares for cash pursuant to the Offer or the Merger generally will be a taxable transaction to U.S. holders for United States federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income tax or other tax laws. See the Offer to Purchase for a more detailed discussion of the tax treatment of the Offer. Each holder of Shares should consult with such holder’s tax advisor as to the particular tax consequences to such holder of tendering Shares pursuant to the Offer, exchanging Shares in the Merger or exercising appraisal rights.

The Offer to Purchase, the related Letter of Transmittal and the Company’s statement on Schedule 14D-9 contain important information. Holders of Shares should carefully read all of these documents in their entirety before any decision is made with respect to the Offer.

Questions and requests for assistance may be directed to the Information Agent at its address and telephone numbers set forth below. Requests for copies of the Offer to Purchase and the related Letter of Transmittal may be directed to the Information Agent. Such copies will be furnished promptly at Purchaser’s expense. Stockholders may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer. Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent or the Depositary) for soliciting tenders of Shares pursuant to the Offer.

The Information Agent for the Offer is:

105 Madison Avenue

New York, New York 10016

(212) 929-5500 (Call Collect)

or

Call Toll-Free (800) 322-2885

Email: tenderoffer@mackenziepartners.com